                                                                                                                     LAURUS

                                                                                                                     Family of Funds

November 7, 2006

CCI Group, Inc.

405 Park Avenue, 10th Floor

New York, NY 10022

Attn:  Fred Jackson

Caribbean Clubs International, Inc.

405 Park Avenue, 10th Floor

New York, NY 10021

Attn:  Fred Jackson

Beach Properties Barbuda Limited

Church Street

St Johns, Antigua

Attn:  Fred Jackson

Gentlemen:

Reference is made to (i) the Promissory Note issued by Beach Properties Barbuda Limited (“BPBL”) to Laurus Master Fund, Ltd. (“Laurus”) dated December 30, 2005 (as amended, modified or supplemented, the “Promissory Note”) (ii) the Loan Agreement between BPBL and Laurus dated December 30, 2005 (as amended, modified or supplemented, the “Loan Agreement”); (iii) the Purchase Right and Novation Agreement by and among CCI Group, Inc. (“CCIG”), BPBL and Laurus, dated December 30, 2005 (as amended, modified or supplemented, the “Purchase Right Agreement”); (iv) the Guaranty by CCIG and Carribean Clubs International, Inc. (“CCII”) dated December 30, 2005 (as amended, modified or supplemented, the “Guaranty”); (v) all Related Agreements (as defined in the Loan Agreement); and (vi) all Loan Documents (as such term is defined in the Purcahse Right Agreement) ((i) – (vi) collectively, the “Beach Properties Agreements”).

We advise you that the entire principal and interest under the Promissory Note, which has a Maturity Date (as defined therein) of March 30, 2006, is currently due and owing.  The conditions to extension of such maturity date contained in Section 4 of the Promissory Note have not occurred.  Failure to pay the Promissory Note by the Maturity Date is an Event of Default.

Currently, Events of Default have occurred and are continuing under Sections 5.1(a), 5.1(b), 5.1(g), 5.1(h) and 5.1(p) of the Promissory Note; under Sections 6(b), 6(e), 6(f), 6(g), 6(m), 9.1(a), 9.1(b), 9.1(g), 9.1(h) and 9.1(p) of the Loan Agreement; under Sections 9 and 16 of the Purchase Right Agreement; and under Sections 6(c) and 6(j) of the Guaranty.  Reference is made to Exhibit A hereto for a brief description of each of these Events of Default.

As a result of these Events of Default, Laurus is entitled to pursue various rights and remedies under the Beach Properties Agreements.  At this time, pursuant to Section 5.4 of the Promissory Note of the Beach Properties Agreements, Laurus is appointing its own management company to manage the Beach House and to prevent further damage to the assets.

Additionally, Laurus reserves the right, under the Beach Properties Agreements, to do any or all of the following, without limitation: (i) accelerate the unpaid principal, interest and fees and require payment of the Default Payment (as defined therein); (ii) charge default interest; (iii) take title to 100% of the shares of BPBL; (iv) exercise its mortgage on the Beach House property; (vi) take action against the CCIG and CCII entities pursuant to the Guaranty; (vii) take action against CCIG’s collateral (as defined in that certain Master Security Agreement between CCIG and Laurus, dated July 29, 2004 (as amended, modified or supplemented); (viii) take title to all of the shares of CCII pursuant to that certain Stock Pledge Agreement between CCIG and Laurus, dated July 29, 2004 (as amended, modified or supplemented); and (ix) exercising its right under the debenture on BPBL.

Laurus’s election to not take any further action at the present time shall not constitute a waiver of Laurus’s rights upon the occurrence of the Events of Default referred to above, any other Event of Default or of any right of Laurus to pursue any additional rights and/or remedies in the future.  Laurus hereby expressly reserves and preserves all of its rights and remedies under the Beach Properties Agreements, any other documents related to the forgoing and/or applicable law.

Very truly yours,

LAURUS CAPITAL MANAGEMENT, L.L.C.,

On behalf of Laurus Master Fund, Ltd.

/s/ Lloyd W. Davis

Lloyd W. Davis

Senior Credit Officer

cc:

Nicolette Doherty

__________________________________________________________________________________________________________________

LAURUS CAPITAL MANAGEMENT, LLC – 825 THIRD AVE. 17TH FLOOR, NEW YORK, NY 10022

PHONE: 212-541-5800 FAX: 212-541-4410

Exhibit A

Beach Properties Barbuda Limited

List of Defaults

Promissory Note

5.1(a)

– nonpayment

5.1(b)

– breach of any provisions in loan docs

5.1(g)

– failure to conduct business in accordance with past practice

5.1(h)

– material adverse effect

5.1(p)

– occurrence of Events of Default under other loan docs

Loan Agreement

6(b)

– non-delivery of required financial statements to Laurus

6(e)

– non-delivery of evidence to Laurus that A/P has been met (general)

6(f)

– not informing Laurus of events which might adversely affect its abilities to perform obligations to Laurus

6(g)

- non-delivery of evidence to Laurus that A/P has been met (as of 12/31/05)

6(m)

– keeping the property in good repair

9.1 (a)

– failure to pay principal/interest

9.1 (b)

– breach of provisions in loan docs

9.1(g)

– failure to conduct business in accordance with past practice

9.1(h)

– material adverse effect

9.1(p)

– occurrence of an Event of Default under the loan docs

Purchase Right and Novation Agreement (CCIG)

9

– non-delivery of evidence to Laurus that A/P has been met

16

– failure of CCIG to finance ongoing operating expenses of Beach House, satisfying any shortfall and providing Laurus with monthly management reports

Guaranty (CCIG)

6(c)

– failure of CCIG to deliver financial statements/reports to Laurus

6(j)

– failure to keep property in good working order

__________________________________________________________________________________________________________________

LAURUS CAPITAL MANAGEMENT, LLC – 825 THIRD AVE. 17TH FLOOR, NEW YORK, NY 10022

PHONE: 212-541-5800 FAX: 212-541-4410